Exhibit 99.1
PRESS RELEASE
INX Announces Completion Of Review Of Revenue Recognition Matters And Schedules 2nd Quarter Results Announcement and Conference Call For Monday, August 21, 2006
HOUSTON—(BUSINESS WIRE)—August 18, 2006—INX Inc. (Nasdaq:INXI; “INX” or the “Company”) announced today that it has completed its review of the matter of revenue recognition for arrangements with multiple deliverables, as described in its announcement of Tuesday, August 15th, and has concluded that no changes to previously reported financial results are necessary as a result of the review of this revenue recognition policy.
As stated in its announcement of August 15th, the Company is changing the manner in which it presents revenue for the sale of third-party supplied maintenance services. Related to this change, the Company intends to file an amended and restated annual report on Form 10-K for its fiscal year ended December 31, 2005, as well as an amended and restated quarterly report on Form 10-Q for its fiscal first quarter ended March 31, 2006, later today.
Having concluded its review of the accounting methods, the Company intends to announce financial results for its second quarter ended June 30, 2006 at 6:00 a.m. EDT on Monday, August 21, 2006, and then conduct a conference call at 10:30 a.m. EDT that same day to review the second quarter results, the Company’s outlook for the future and to answer investor’s questions.
Regarding today’s announcement, Brian Fontana, Chief Financial Officer of the Company stated “We are pleased to have this review of certain of our accounting practices concluded, and regret that the review caused a delay in our reporting our second quarter results.”
RESTATEMENT OF PRIOR RESULTS:
As announced in its press release of August 15, 2006, the company has concluded that it should present revenue from sales of third-party supplied maintenance services on a net basis, rather than a gross basis in its results of operations. In order to make this change in its second quarter ended June 30, 2006 it is necessary to first amend and restate the Company’s previously filed financial reports to reflect this change. The Company intends to file, later today, an amended and restated Form 10-K for the fiscal year ended December 31, 2005 as well as an amended and restated Form 10-Q for its fiscal quarter ended March 31, 2006.
This change in the method of presenting revenue for certain contracts on a net basis rather than a gross basis will not impact gross profit, operating income or net profit and no changes will be made to the balance sheet or cash flow statement because of this change. Revenue for all periods will be reduced by the amount of cost of sales for these contracts, which varies from approximately 8% to 15% of total revenue and will result in increased gross profit margin as a percentage of total revenue.
The table below shows the impact of the change in the manner in which certain hardware maintenance contract revenues are presented in the Company’s results of operations for all periods being restated:

		Total Cost of		Gross Profit
	Total	Products and	Gross	as a % of
	Revenue	Services	Profit	Total Revenue
Three Months Ended March 31, 2006:
As previously reported	$30,787	$25,380	$5,407	17.6%
As restated	$26,276	$20,869	$5,407	20.6%

Six Months Ended June 30, 2005:
As previously reported	$55,478	$47,361	$8,117	14.6%
As restated	$49,647	$41,530	$8,117	16.3%
Three Months Ended June 30, 2005:
As previously reported	$30,817	$26,361	$4,556	14.8%
As restated	$28,365	$23,909	$4,556	15.7%
Three Months Ended March 31, 2005:
As previously reported	$24,661	$21,000	$3,661	14.8%
As restated	$21,282	$17,621	$3,661	17.2%

Year Ended December 31, 2005:
As previously reported	$121,606	$103,030	$18,576	15.3%
As restated	$107,319	$88,743	$18,576	17.3%
Year Ended December 31, 2004:
As previously reported	$77,926	$64,985	$12,941	16.6%
As restated	$71,487	$58,546	$12,941	8.1%
Year Ended December 31, 2003:
As previously reported	$49,975	$43,036	$6,939	13.9%
As restated	$43,595	$36,656	$6,939	15.9%
SECOND QUARTER FINANCIAL RESULTS ANNOUNCEMENT AND CONFERENCE CALL:
The Company intends to announce financial results for its second quarter ended June 30, 2006 via press release and conference call on Monday, August 21, 2006.
The company intends to issue its financial results press release at approximately 6:00 a.m. EDT and then hold an investor conference call following the announcement starting at 10:30 a.m. EDT to present the results and the Company’s updated outlook as well as provide an opportunity to answer investors’ questions in a public format.
James Long, Chairman and Chief Executive Officer; Mark Hilz, President and Chief Operating Officer; and Brian Fontana, Chief Financial Officer, are scheduled to be on the call to discuss the quarter’s results and answer investors’ questions.

To access the conference call within the U.S., dial 800-862-9098. For international/toll access, dial 785-424-1051.
The conference call will begin promptly at the scheduled time. Investors wishing to participate should call the telephone number at least five minutes prior to that time.
ABOUT INX INC.:
INX Inc. (Nasdaq: INXI) is a network infrastructure professional services firm delivering best-of-class “Business Ready Networks” to enterprise organizations. INX offers a full suite of Advanced Technology solutions that support the entire life-cycle of IP Communications systems. Services include design, implementation and support of IP network infrastructure for enterprise organizations including routing and switching, IP Telephony, messaging, wireless, network storage and security. Operating in a highly focused manner provides a level of expertise that enables us to better compete in the markets we serve. Our customers for enterprise-level Cisco-centric advanced technology solutions include large enterprises organizations such as corporations, public schools as well as federal, state and local governmental agencies. Because we have significant experience implementing and supporting the critical technology building blocks of IP Telephony systems and other IP Communications advanced technology solutions for enterprises, we believe we are well positioned to deliver superior solutions and services to our customers. Additional information about INX can be found on the Web at www.inxi.com.
SAFE HARBOR STATEMENT:
The statements contained in this document that are not statements of historical fact are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. The actual outcome of the future events described in the forward-looking statements in this document could differ from those stated in the forward-looking statements. Recipients of this document are cautioned to consider these risks and uncertainties and to not place undue reliance on these forward-looking statements. The Company expressly disclaims any obligation or undertaking to update or revise any forward-looking statement contained herein to reflect any change in the Company’s expectations with regard thereto, or any change in events, conditions or circumstances upon which any statement is based.
CONTACT:
INX Inc., Houston
Brian Fontana, 713-795-2000
   or
PR Financial Marketing LLC, Houston
Investor Relations
Jim Blackman, 713-256-0369
jimblackman@prfinancialmarketing.com